GNC Holdings, Inc. Reports First Quarter 2016 Results

Agrees to Sell 84 Corporate-Owned Stores to One Franchisee

First Quarter Domestic Company-Owned Same Store Sales Decline 2.6%

First Quarter Revenue of $668.9 Million; Net Income of $50.8 Million

PITTSBURGH, April 28, 2016 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty health, wellness and performance retailer, today reported its financial results for the first quarter ended March 31, 2016.

First Quarter Results

For the first quarter of 2016, the Company reported consolidated revenue of $668.9 million, a decrease of 1.8% as compared with consolidated revenue of $681.3 million for the first quarter of 2015. Revenue, excluding intersegment sales, increased in the Company’s Manufacturing / Wholesale segment by 3.5%. Revenue decreased in the Company’s Retail and Franchise segments by 1.5% and 5.6%, respectively.

Same store sales decreased 2.6% in domestic company-owned stores (including GNC.com sales) in the first quarter of 2016. In domestic franchise locations, same store sales decreased 5.6% in the first quarter of 2016.

For the first quarter of 2016, the Company reported net income of $50.8 million. Adjusted net income for the first quarter of 2016 was $50.8 million, a decrease of 23.0% as compared with adjusted net income of $66.0 million for the first quarter of 2015. Adjusted diluted earnings per share was $0.69 for the first quarter of 2016, as compared with adjusted diluted earnings per share of $0.75 for the first quarter of 2015.

Mike Archbold, Chief Executive Officer, said, “Although we experienced positive sales trends across parts of our business, these trends were more than offset by challenges in the vitamin business, driven by the decline in Vitapak® sales, and pricing pressure created by our clearing of expiring product which impacted both sales and margin during the quarter. While we are working to address the challenges in our vitamin business, we expect to face headwinds in the business for the balance of the year and are adjusting our guidance accordingly.”

Mr. Archbold continued, “We are not pleased with the reported results for the quarter and find them unacceptable. While we are making progress on our strategic evolution which we started in 2014, the turnaround is taking longer than expected and the progress is insufficient. Our number one priority is our vitamin business and the steps we need to take to grow same store sales in this category through new promotions and a renewed marketing focus. In addition, we are reducing the significance of aged inventory, optimizing our assortment and training store associates to emphasize the vitamin solution to our customers.”

Segment Operating Performance

Retail

For the first quarter of 2016, Retail segment revenue decreased $7.5 million, or 1.5%, to $496.0 million for the three months ended March 31, 2016 compared with $503.5 million in the prior year quarter in part due to the sale of Discount Supplements in the fourth quarter of 2015, which resulted in a decrease in revenue of $7.2 million year-over-year. In addition, negative domestic retail same store sales of 2.6%, which includes sales from GNC.com, resulted in a decrease to revenue of $11.5 million. Negative same store sales were primarily due to continued negative trends in the vitamin category, including the impact of deep discounts related to excess vitamin inventory nearing expiration. In addition, the timing of the Easter holiday (March in the current year and April in the prior year with sales being historically low on and around this holiday) and unfavorable January weather contributed to the decrease. Partially offsetting the decrease was the addition of 67 net new company-owned stores.

Operating income decreased $11.8 million, or 12.8%, to $80.6 million for the three months ended March 31, 2016 compared with $92.4 million for the same period in 2015. Operating income as a percentage of segment revenue was 16.2% in the current quarter compared with 18.3% in the prior year quarter. The decrease compared with the prior year quarter was primarily due to lower domestic retail product margin rate resulting from the above mentioned discounts, a planned increase of $4.5 million in advertising expense to restore spending to more normalized levels and deleverage associated with negative same store sales. Also in the prior year quarter, SG&A expense includes a $2.8 million charge relating to the correction of an immaterial error and the expenses associated with Discount Supplements which was sold in the fourth quarter of 2015.

Franchise

Revenues in our Franchise segment decreased $6.8 million, or 5.6%, to $115.5 million in the current quarter compared with $122.3 million in the prior year quarter. Domestic franchise revenue decreased $4.1 million to $81.8 million in the current quarter compared with $85.9 million in the prior year quarter due to lower wholesale sales and royalties. Our domestic franchisees did not participate in all corporate promotions and many have not adopted our expanded assortment initiative; as a result, our franchisees reported lower retail same store sales as compared with our corporate stores. International revenue decreased by $2.7 million principally due to lower wholesale sales and royalties primarily resulting from challenges we are experiencing in Turkey and Australia, partially offset by an increase associated with our China business.

Operating income decreased $3.7 million, or 9.4%, to $36.0 million for the three months ended March 31, 2016 compared with $39.7 million in the prior year quarter. Operating income was 31.1% of segment revenue in the current quarter compared with 32.5% in the prior year quarter. Adjusted operating income was 30.3% and 30.2% of segment revenue in the three months ended March 31, 2016 and 2015, respectively. This excludes the impact of the gain on the sale of company-owned stores to franchisees of $1.0 million and $0.3 million in the current quarter and the prior year quarter, respectively, and the prior year reduction in the previously established bad debt allowance associated with certain of our international franchisees.

Manufacturing / Wholesale

Revenues in our Manufacturing / Wholesale segment, excluding intersegment sales, increased by $2.0 million, or 3.5%, to $57.5 million for the three months ended March 31, 2016 compared with $55.5 million in the prior year quarter. Operating income decreased $1.8 million, or 8.6%, to $19.3 million for the three months ended March 31, 2016 compared with $21.1 million in the prior year quarter.  Operating income as a percentage of segment revenue decreased from 17.3% in the prior year quarter to 16.0% in the current quarter primarily due to lower proprietary sales which generally contribute higher margins.

Franchise Store Strategy

Consistent with its previously announced refranchising strategy, the Company has agreed to sell and refranchise 84 corporate stores to one franchisee in the second quarter of 2016, which is expected to result in a pre-tax gain of approximately $17 million.

Mike Archbold, Chief Executive Officer commented, “We are very pleased to announce the completion of this refranchising agreement, which is part of our strategic plan to transition approximately 200 company-owned store locations to an asset light franchise model this year and 1,000 company-owned store locations over the next three to four years.”

Sun Holdings, a new franchisee partner for GNC, is refranchising 84 locations. They are ranked in the top 10 of franchisees in the United States, with over 600 franchise locations including Burger King, Popeye’s, Golden Corral, CiCi’s Pizza, Krispy Kreme and T. Mobile.

Share Repurchases

In the first quarter of 2016, the Company completed $218.9 million in share repurchases (including $17.9 million which cash settled in April 2016), repurchasing 7.6 million shares of its common stock at an average price of $28.81 per share. As of March 31, 2016, $208.0 million remains available for purchase under the program.

Operating Metrics

For the first quarter 2016, the Company opened 30 new and closed 69 retail and franchise locations (including company-owned and franchise stores). Additionally, the company opened 14 and closed one Rite Aid franchise store-within-a-store locations. The Company now has 9,064 store locations worldwide.

For the first quarter 2016, the Company generated net cash from operating activities of $142.3 million representing a 21.7% increase as compared with the first quarter 2015, and invested $10.5 million in capital expenditures. The Company increased free cash flow 20% to $132.1 million (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions). As of March 31, 2016, the Company’s cash and cash equivalents were $61.0 million and long-term debt was $1.54 billion.

In the first quarter 2016, the Company extended the maturity date of its revolving credit facility from March 2017 to September 2018, and increased the amount available from $130 million to $300 million. As of March 31, 2016, $161.4 million remains available on its revolving credit facility.

Dividends

The Company’s Board of Directors declared a cash dividend of $0.20 per share of its common stock for the second quarter of 2016. The dividend will be payable on or about June 24, 2016 to stockholders of record at the close of business on June 10, 2016. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

2016 Outlook

The Company’s outlook for 2016 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Assuming sales trends in the first quarter of 2016 continue for the balance of the year, our consolidated earnings per diluted share would be in the range of $2.80 - $2.90, compared with the previous range of $3.15 to $3.35 excluding the net gain from corporate to franchise store conversions. While we will continue to execute on the actions identified to change vitamin trends, the impact of expiring product, marketing effectiveness and franchise results, we are not reflecting those improvements in our revised guidance.

In the second quarter of 2016, the company expects to record a pre-tax refranchising gain of approximately $20 million, which includes $17 million related to the sale of 84 stores to Sun Holdings. This refranchising gain is excluded from the guidance range provided above.

Mr. Archbold added, “We are taking actions to offset the headwinds in our business by driving improvements in our vitamin category and our franchise business. We also remain focused on driving improved business performance by successfully executing on our refranchising initiative, driving product innovation, and evaluating pricing opportunities that drive incremental gross margin dollars. We believe that GNC’s reputation as one of the most trusted and recognized brands in the industry, coupled with our strong cash flows, and clear strategic plan will enable us to build positive momentum and drive long-term growth and value.”

About Us

GNC Holdings, Inc. (NYSE: GNC) - Headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.

The Company’s foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of health, wellness and performance products, including protein, performance supplements, weight management supplements, vitamins, herbs and greens, wellness supplements, health and beauty, food and drink and other general merchandise. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC Puredge®, GNC GenetixHD®, Herbal Plus® - and nationally recognized third-party brands.

GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. As of March 31, 2016, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 2,340 Rite Aid franchise store-within-a-store locations) and franchise operations in approximately 50 countries.

Conference Call
GNC has scheduled a live webcast to report its first quarter 2016 financial results on April 28, 2016 at 8:30 a.m. Eastern time. The webcast will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through May 26, 2016. You may also listen to the live call by dialing 877-941-1225 inside the U.S. and 480-629-9846 outside the U.S.; the conference identification number for all callers is 4724650.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Management has included non-GAAP financial measures in this press release because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Management believes that net income and earnings per share, adjusted to exclude gains on refranchising and certain prior period expenses as reflected in this release, and free cash flow are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three months ended March 31,
	2016	2015
	(unaudited)
Revenue	$668,905	$681,266
Cost of sales, including warehousing, distribution and occupancy	433,060	431,833
Gross profit	235,845	249,433
Selling, general, and administrative	143,072	139,768
Gains on refranchising	(1,015)	(338)
Other (income) loss, net	(277)	398
Operating income	94,065	109,605
Interest expense, net	14,443	11,515
Income before income taxes	79,622	98,090
Income tax expense	28,807	34,820
Net income	$50,815	$63,270
Earnings per share:
Basic	$0.70	$0.72
Diluted	$0.69	$0.72
Weighted average common shares outstanding:
Basic	73,078	87,865
Diluted	73,373	88,105

Note: The presentation of certain amounts in the consolidated financial statements of prior periods have been revised to conform to the current periods presented with no impact on previously reported net income or stockholders’ equity.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended March 31,
	2016	2015
	(unaudited)
Net income	$50,815	$63,270
Gains on refranchising	(1,015)	(338)
Other SG&A related to legal accrual and reversal of international franchise receivable reserve	—	1,838
Correction of immaterial payroll accrual error	—	2,762
Tax effect	1,012	(1,547)
Adjusted net income	$50,812	$65,985

Adjusted earnings per share:
Basic	$0.70	$0.75
Diluted	$0.69	$0.75

Weighted average common shares outstanding:
Basic	73,078	87,865
Diluted	73,373	88,105

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Current assets:
Cash and cash equivalents	$60,999	$56,462
Receivables, net	126,898	142,486
Inventory	562,868	555,885
Deferred income taxes	10,926	10,916
Prepaid and other current assets	49,701	27,114
Total current assets	811,392	792,863
Long-term assets:
Goodwill	646,343	649,892
Brands	720,000	720,000
Other intangible assets, net	117,158	119,204
Property, plant and equipment, net	224,818	230,535
Deferred income taxes	3,358	3,358
Other long-term assets	34,476	38,555
Total long-term assets	1,746,153	1,761,544
Total assets	$2,557,545	$2,554,407
Current liabilities:
Accounts payable	$208,666	$152,099
Current portion of long-term debt	4,550	4,550
Deferred revenue and other current liabilities	154,586	121,062
Total current liabilities	367,802	277,711
Long-term liabilities:
Long-term debt	1,536,390	1,444,628
Deferred income taxes	305,453	304,491
Other long-term liabilities	58,076	59,016
Total long-term liabilities	1,899,919	1,808,135
Total liabilities	2,267,721	2,085,846

Stockholders’ equity:
Common stock	114	114
Additional paid-in capital	917,005	916,128
Retained earnings	1,094,550	1,058,148
Treasury stock, at cost	(1,715,121)	(1,496,180)
Accumulated other comprehensive loss	(6,724)	(9,649)
Total stockholders’ equity	289,824	468,561
Total liabilities and stockholders’ equity	$2,557,545	$2,554,407

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three months ended March 31,
	2016	2015
	(unaudited)
Cash flows from operating activities:
Net income	$50,815	$63,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	14,045	14,430
Amortization of debt costs	3,099	463
Stock-based compensation	1,419	1,305
Gains on refranchising	(1,015)	(338)
Changes in assets and liabilities:
Decrease in receivables	17,402	1,597
(Increase) decrease in inventory	(13,021)	10,942
(Increase) in prepaid and other current assets	(9,056)	(10,978)
Increase in accounts payable	41,364	22,482
Increase in deferred revenue and accrued liabilities	33,250	12,976
Other operating activities	4,023	788
Net cash provided by operating activities	142,325	116,937

Cash flows from investing activities:
Capital expenditures	(10,542)	(7,519)
Refranchising proceeds	830	551
Store acquisition costs	(519)	(278)
Net cash used in investing activities	(10,231)	(7,246)

Cash flows from financing activities:
Borrowings under revolving credit facility	90,000	—
Payments on long-term debt	(1,138)	(1,199)
Debt issuance costs	(1,712)	—
Proceeds from exercise of stock options	292	896
Excess tax benefits from stock-based compensation	—	320
Minimum tax withholding requirements	(519)	(216)
Cash paid for treasury stock	(201,002)	(60,557)
Dividends paid to shareholders	(14,274)	(15,756)
Net cash used in financing activities	(128,353)	(76,512)
Effect of exchange rate changes on cash and cash equivalents	796	(87)
Net increase in cash and cash equivalents	4,537	33,092
Beginning balance, cash and cash equivalents	56,462	133,834
Ending balance, cash and cash equivalents	$60,999	$166,926

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Three months ended March 31,
	2016	2015
	(unaudited)
Net cash provided by operating activities	$142,325	$116,937
Capital expenditures	(10,542)	(7,519)
Refranchising proceeds	830	551
Store acquisition costs	(519)	(278)
Free cash flow	$132,094	$109,691

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended March 31,
	2016	2015
Segment revenue:	(unaudited)
Retail	$495,962	$503,466
Franchise	115,480	122,276
Manufacturing / Wholesale:
Intersegment revenues	63,031	66,254
Third-party	57,463	55,524
Subtotal Manufacturing / Wholesale	120,494	121,778
Total reportable segment revenues	731,936	747,520
Elimination of intersegment revenues	(63,031)	(66,254)
Total revenue	$668,905	$681,266
Operating income:
Retail	$80,562	$92,362
Franchise	35,971	39,683
Manufacturing / Wholesale	19,300	21,122
Total reportable segment operating income	135,833	153,167
Unallocated corporate and other costs:
Warehousing and distribution costs	(18,008)	(17,785)
Corporate costs	(23,760)	(25,777)
Subtotal unallocated corporate and other costs	(41,768)	(43,562)
Total operating income	$94,065	$109,605
Segment operating income % :
Retail	16.2%	18.3%
Franchise	31.1%	32.5%
Manufacturing / Wholesale	16.0%	17.3%
Consolidated	14.1%	16.1%

Comp store sales - domestic, including GNC.com	(2.6)%	(4.2)%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Three months ended March 31,
	2016	2015
	(unaudited)
Company-Owned(a):
Beginning of period balance	3,594	3,497
Store Openings	8	21
Acquired franchise stores(b)	5	7
Franchise conversions(c)	(4)	(2)
Store closings	(20)	(7)
End of period balance	3,583	3,516
Franchise:
Domestic
Beginning of period balance	1,084	1,070
Store openings	4	8
Acquired franchise stores(b)	(5)	(7)
Franchise conversions(c)	4	2
Store closings	(5)	(2)
End of period balance	1,082	1,071
International(d)
Beginning of period balance	2,085	2,140
Store openings	18	19
Store closings	(44)	(37)
End of period balance	2,059	2,122
Store-within-a-store (Rite Aid):
Beginning of period balance	2,327	2,269
Store openings	14	9
Store closings	(1)	(1)
End of period balance	2,340	2,277
Total Stores	9,064	8,986
_______________________________________________________________________________
(a) Includes Canada and 10 locations of The Health Store.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made).

Contacts:
Investors:    Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com